Exhibit 3.13

RESTATED CERTIFICATE OF INCORPORATION

OF

PHL ASSOCIATES, INC.

PHL Associates, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is PHL Associates, Inc.

The date of filing of its original Certificate of Incorporation with the Secretary of State was October 13, 1995.

2.

This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by deleting Article 3 of the Certificate of Incorporation and substituting the following in its place:

The nature of the business or purposes to be conducted and promoted by the corporation are as follows:

1.

To engage generally in the business of an insurance agency and/or broker, and to seek and maintain all appropriate licenses therefor and to make and carry out contracts of every kind and character that may be necessary or conducive to the accomplishment of such purposes.

2.	To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

3.	The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

1.	The name of the corporation is PHL Associates, Inc.

2.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted and promoted by the corporation are as follows:

1.

To engage generally in the business of an insurance agency and/or broker, and to seek and maintain all appropriate licenses therefor and to make and carry out contracts of every kind and character that may be necessary or conducive to the accomplishment of such purposes.

2.	To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000); all of such shares shall be without par value.

5.	The board of directors is authorized to make, alter or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

6.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

7.	The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

4.

This Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said, PHL Associates, Inc has caused this Certificate to be signed by Emily J. Poriss its Assistant Secretary, this 1st day of May, 1996.

PHL ASSOCIATES, INC.

By:	/s/ Emily J. Poriss
Assistant Secretary